Exhibit 8.2

January 7, 2013

QGOG Constellation S.A.

40, avenue Monterey

L-2163, Luxembourg

Ladies and Gentlemen:

We have acted as special New York counsel to QGOG Constellation S.A. (the “Company”) in connection with the filing of a registration statement under the Securities Act of 1933, as amended (the “Act”) on Form F-1 with the Securities and Exchange Commission (the “Registration Statement”) registering common shares issued by the Company.

In rendering our opinion, we have reviewed the Registration Statement and have examined such records, representations, documents, certificates or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In this examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed, or to be executed, by the parties indicated therein, we have assumed that each party, including the Company, is duly organized and existing under the laws of the applicable jurisdiction of its organization and had, or will have, the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by each party indicated in the documents and that such documents constitute, or will constitute, valid and binding obligations of each party.

In rendering our opinion, we have considered the applicable provisions and legislative history of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial and administrative pronouncements, in each case as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. Such change could affect any of the conclusions set forth herein. Moreover, our opinions are not binding on the Internal Revenue Service or a court and there can be no assurance that any opinion expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based upon the foregoing, although the discussion in the Registration Statement under the heading “Taxation — U.S. Federal Income Taxation” does not purport to discuss all possible U.S. federal income tax consequences of the acquisition, ownership and disposition of the Company’s common shares, we hereby confirm that the statements of law (including the qualifications thereto) under such heading represent our opinion of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the Company’s common shares, subject to certain assumptions expressly described in the Registration Statement under such heading. However, we express no opinion with respect to the passive foreign investment company (or PFIC) status of the Company for the current taxable year or the company’s expectations with respect to PFIC status.

We express no opinion, except as expressly set forth above. We disclaim any undertaking to advise the Company of any subsequent changes in the facts stated or assumed herein or subsequent changes in applicable law. Any changes in the facts set forth or assumed herein may affect the conclusions stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ WHITE & CASE LLP

White & Case LLP

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